UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2021

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2233 Argentia Drive, Suite 401
 Mississauga, Ontario, L5N 2X7, Canada
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (905) 821-9669

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	STKL	The Nasdaq Stock Market LLC
Common Shares	SOY	The Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b 2 of the Securities Exchange Act of 1934 (17 CFR §240.12b 2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 8, 2021, the Board of Directors of SunOpta Inc. (the "Company") approved a one-time special grant of 40,347 restricted stock units ("RSUs") for Mr. Joe Ennen, the Company's Chief Executive Officer, and a one-time special grant of 12,414 RSUs for Mr. Scott Huckins, the Company's Chief Financial Officer. The one-time special grants were made pursuant to the Company's Amended 2013 Stock Incentive Plan in recognition of the successful completion of the sale of the Company's global ingredients segment, which closed on December 30, 2020. The RSUs granted to Mr. Ennen and Mr. Huckins will vest in three equal annual installments beginning February 9, 2022. Each vested RSU will entitle the grantee to receive one common share of the Company ("Common Share").

ITEM 7.01.  REGULATION FD.

On February 10, 2021, the Company received an Optional Exchange Notice from Oaktree Organics, L.P. ("Oaktree Organics") and Oaktree Huntington Investment Fund II, L.P. ("Oaktree Huntington"), funds managed by Oaktree Capital Management, L.P. (together with Oaktree Organics and Oaktree Huntington "Oaktree"), pursuant to which Oaktree Organics and Oaktree Huntington have elected to exchange all of their Series A Preferred Shares (as defined below) pursuant to their terms for Common Shares of the Company, representing 12.3% of the Company's issued and outstanding Common Shares on a post-exchange basis. The exchange is expected to be completed on February 17, 2021 (the "Exchange Date").

On October 7, 2016, Oaktree invested $85 million in the Company by purchasing 85,000 exchangeable Series A Preferred Shares issued by the Company's subsidiary, SunOpta Foods Inc. (the "Series A Preferred Shares"). The Series A Preferred Shares are exchangeable into the Common Shares at an expected exchange price of $7.00 per share. The number of Common Shares to be issued in exchange for the Series A Preferred Shares is determined by dividing the aggregate Series A Preferred Shares' liquidation preference, expected to be $88,434,000 on the Exchange Date, by $7.00. As a result, Oaktree will receive a total of 12,633,427 Common Shares pursuant to the exchange together with cash payment to adjust for fractional Common Shares issuable to Oaktree Organics and Oaktree Huntington.

On October 7, 2016, the Company filed Articles of Amendment to designate a series of special shares as Special Shares, Series 1 (the "Special Voting Shares"). The Special Voting Shares entitle the holder thereof to one vote per Special Voting Share on all matters submitted to a vote of the holders of Common Shares, together as a single class, subject to certain exceptions. In connection with the exchange of the Series A Preferred Shares, all Special Voting Shares held by an affiliate of Oaktree, as trustee for and on behalf of Oaktree, will be redeemed.

Both prior to and after the exchange of the Series A Preferred Shares, Oaktree will beneficially own or control shares equal to 19.0% of the total outstanding voting shares of the Company, including 15,000 Series B-1 Preferred Shares issued on April 24, 2020, which remain subject to permanent exchange and voting caps. Similarly, Oaktree will continue to have the right to designate two nominees for election to the Company's Board of Directors and to other governance rights previously announced. However, after such exchange, the Company will no longer be required to pay a dividend on the Series A Preferred Shares. Previously, the Company was obligated to pay a cumulative dividend of 8% per year, representing approximately $7.0 million in annual dividends, which the Company could elect to pay in cash or in kind.

Also on February 10, 2021, the Company received a demand registration request (the "Demand Request") from Oaktree Organics and Oaktree Huntington pursuant to the Amended and Restated Investor Rights Agreement dated April 24, 2020 (the "Investor Rights Agreement") among Oaktree Organics, Oaktree Huntington, the Company and SunOpta Foods Inc. Pursuant to the Demand Request and the Investor Rights Agreement, the Company is obligated to use its commercially reasonable efforts to register an aggregate of 20,726,126 of the Company's Common Shares held by Oaktree for resale by filing a resale shelf registration statement under the U.S. Securities Act of 1933, as amended. The Common Shares covered by the Demand Request include 8,092,699 shares purchased by Oaktree in the open market and 12,633,427 shares to be received in exchange for the Series A Preferred Shares as described above. The Company expects to make these filings during the first quarter of 2021. Oaktree has informed the Company that it has no current intention of selling Common Shares covered by the Demand Request in the foreseeable future.

The information in this Item 7.01 is furnished solely pursuant to Item 7.01 of this Form 8-K. Consequently, it is not deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act, if such subsequent filing specifically references this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ Scott Huckins

Scott Huckins
Chief Financial Officer

Date	February 11, 2021